[DESCRIPTION] ASSET PURCHASE AGREEMENT

                    ASSET PURCHASE AGREEMENT

     ASSET PURCHASE AGREEMENT, dated as of October 15, 1999, by and between "1 POTATO 2, INC.", a Minnesota corporation ("Seller"), and WRAPSTERS ACQUISITIONS CORP., a Colorado corporation ("Purchaser").

                            RECITALS

     Seller owns the assets of the business known as "1 Potato 2" ("Business"), located at 7000 Bass Lake Road, Suite 200, Minneapolis, Minnesota 55428, including the franchises, franchise rights, franchise agreements, contracts, contract rights, UFOC's, accounts receivable, trademarks, trade names, service marks, equipment, and other assets used in connection with the operation of the Business and desire to sell said assets to the Purchaser.

                           AGREEMENT

     In consideration of the mutual covenants of the parties herein contained, it is hereby agreed as follows:

                           ARTICLE I
                       PURCHASE AND SALE

     Section 1.1. TRANSFER OF ASSETS. At the closing (as defined in Section 6.1) Seller shall transfer to Purchaser, and Purchaser shall purchase the assets listed on Exhibit "A," subject to the following terms and conditions:

     (A) All financial obligations pertaining to the Assets included in Exhibit "A"shall be paid current to the date of closing by Seller or, if not paid current, the payment of said financial obligations up to the date of closing shall be the sole responsibility and liability of Seller.

     (B) From the date of closing and henceforth, Purchaser shall be entitled to own and operate the said Assets pursuant to the terms and conditions of the franchise agreements and other operative contracts, and shall be entitled to collect and retain any and all revenues resulting from said operation. With respect to this clause, Seller represents and warrants that the actions taken by the parties herein shall not violate or breach any term of said financial obligations or result in the termination thereof.

     Section 1.2 PURCHASE PRICE. The Purchase Price for the Assets listed on Exhibit "A" shall be the issuance of 600,000 shares of the no par value common stock of Purchaser's parent corporation, Wrapsters, Inc., with registration rights pertaining to 400,000 of said shares, and the payment of the sum of $400,000.00, payable as follows:

     (A) Purchaser shall execute a Promissory Note in the form attached as Exhibit "B" payable to Seller in the principal amount of $400,000.00 with interest at the rate of 7.5% per annum, and will be amortized over a period of five (5) years, in equal semi-annual installments of principal and interest commencing six months after the signing of said note.

     Section 1.3. Taxes, utilities and insurance shall be prorated to the day of closing.

     Section 1.4. Other than as specifically otherwise designated herein, accounts payable up to the date of closing shall be paid by Seller and accounts payable subsequent to the day of closing shall be paid by Purchaser, and accounts receivable up to the date of closing shall be retained by Seller and accounts receivable subsequent to the day of closing shall be paid to Purchaser.

     Section 1.5. All contracts, franchises, franchise rights, deposits and all other Assets shall be transferred to Purchaser at closing and Purchaser shall be entitled to retain the entire proceeds therefrom.

                           ARTICLE II
                   REPRESENTATIONS OF SELLER

     Section 2.1. AS TO SELLER. The Seller makes the following representations and warranties to Purchaser:

     (A) GOOD STANDING. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota; and the Seller has the power and authority to carry on its business as the same is presently conducted and to own and lease its properties where such properties are now owned and leased.

     (B) ASSETS. Attached hereto as Exhibit "A" is a list of assets to be transferred under this Contract. The Seller has good title to all of the Assets free and clear of all liens, claims, encumbrances, and/or equities of others of any nature as of the date of transfer. Purchaser accepts said Assets "AS IS." All equipment shall be in good working condition on the date of closing. To the extent such assets are not in good working condition, the Seller shall be solely responsible for any necessary repairs.

     (C) LICENSES. The Seller warrants that it has applied for all business licenses.

     (D) LITIGATION. To the Seller's knowledge, there are no investigations, actions, suits, or proceedings pending or threatened against or affecting the Seller in any court or before any governmental agency or instrumentality that would or could affect the validity or enforceability of this Agreement; nor to the Seller's knowledge is the Seller now, and as of the date of closing, it will not be in default with respect to any order, writ, injunction, judgment or decree of any court or federal, state or municipal governmental department, commission, board, bureau or instrumentality that would or could affect the validity or enforceability of this Agreement.

     (E) COMPLIANCE WITH OTHER DOCUMENTS AND INSTRUMENTS. The Seller warrants that it is in substantial compliance with the requirements and provisions of all instruments and documents to which it is a party or to which it may be subject.

     (F) TAXES. The Seller warrants that it has filed or has made provisions for the filing of all federal and state tax returns which are required to be filed; has paid all taxes to be paid, and at final closing shall provide Purchaser with sufficient evidence that payment of all taxes anticipated to be payable with respect to the periods subsequent to the latest taxes paid through the date of final closing have been paid.

     As of the date hereof, no tax liabilities have been assessed or proposed which remain unpaid and the Seller will furnish such additional information as it may have in its possession which is necessary to enable Purchaser to cause proper tax returns to be prepared.

     (G) CONTRACTS. All contracts or agreements, to which the Seller is a party which materially affect the Business and/or operations of the Seller are described in detail in Exhibit "A" attached hereto, and the Seller has in all respects substantially performed its obligations required of it to date under all such contracts and agreements.

     (H) COMPLIANCE WITH LAWS. The Seller warrants that it has materially complied with all laws, regulations and orders of governmental authorities in the conduct of its business. The Seller has not received any notice (which remains outstanding) which asserts noncompliance in any respect with applicable laws, rules and/or regulations of the United States of America or of any state, county, municipality or other political subdivision having jurisdiction over it, or any agency thereof.

     (I) Seller warrants that all accounts payable due on or before the date of closing shall be paid in full on or before said date or, if not paid current, the payment of said accounts payable up to the date of closing shall be the sole responsibility and liability of Seller. Should Purchaser receive any invoices for goods or services purchased by Seller subsequent to the date of closing, Purchase shall forward such invoices to Seller. Seller agrees to hold harmless and indemnify Purchaser for such invoices.

     Section 2.2. SURVIVAL. The representations and warranties contained in this Agreement shall survive the closing date, and bind all parties hereto.

                          ARTICLE III
                  REPRESENTATIONS OF PURCHASER

     Section 3.1. GENERAL VALIDITY. Purchaser represents and warrants to the Seller as follows:

     (A) GOOD STANDING. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado; and the Purchaser has the power and authority to carry on its business as the same is presently conducted and to own and lease its properties where such properties are now owned and leased.

     (B) AUTHORIZATION. Purchaser has full power and authority to enter into this Asset Purchase Agreement and to perform same. This Asset Purchase Agreement, upon execution and delivery, will constitute the binding and valid obligations of Purchaser, enforceable according to its terms.

     (C) NO CONSENTS. Purchaser need not obtain any consent, approval, authorization or any other action of any governmental authority, or of any third party in order to execute and perform this Asset Purchase Agreement. Purchaser shall provide the appropriate governmental entities with all required information to properly apprise such governmental authorities of the proposed transfer and the names of all proposed officers and directors of the Purchaser.

     Section 3.2. SURVIVAL. The representations and warranties contained in this Agreement shall survive the closing date, and bind all parties hereto until all obligations created hereunder are paid in full pursuant to the terms herein and the obligations of the Promissory Note attached as Exhibit "C," are performed according to its terms.

                           ARTICLE IV
                      COVENANTS OF SELLER

     Section 4.1. The Seller hereby covenants that, prior to closing, it will not cause or permit any of the following without the written consent of
Purchaser:

     (A) CHANGE BUSINESS. Make any substantial alteration in its business or method of operation or take any action which will or may materially adversely affect the value of any of its assets. Seller shall maintain the original appearance of the Business until the date of closing.

     (B) INDEBTEDNESS. Incur any indebtedness other than in its name and in the ordinary course of business. Indebtedness for attorney fees and costs associated with this transaction shall be allowed without the prior written consent of Purchaser and shall be paid at the time of closing.

     (C) CONTRACTS. Enter into any material contract or substantially amend or alter any existing contract.

     (D) TRANSFER OF PROPERTIES. Except in the ordinary course of business, sell or transfer any of the Seller's properties.

     (E) PAYMENT OF EXPENSES. Fail to pay any employee, suppliers, creditors, including its Lessor, and others doing business with the Business being sold herein.

     (F) OPERATION. Subject to the foregoing and to the provisions for apportionment as herein provided, the Seller shall operate the business in a normal and prudent manner and take no actions that shall alter the character of the Seller's Business.

     (G) INCOME TAX LIABILITY. The Seller shall be solely liable for payment of all state and federal taxes, whether income, or payroll, or property allocated to Seller for the period prior to the date of closing. The Seller agrees to defend, indemnify and hold Purchaser harmless from any claim against the Seller or its assets relating to any period prior to the date of closing.

                               ARTICLE V
                                CLOSING

     Section 5.1. TIME AND PLACE. The closing shall take place at the offices of the Seller, 955 East Javelina Avenue, Suite 106, Mesa, Arizona 85024 at 10 a.m. o'clock, November 10, 1999, or at such other time or such other place as the parties may mutually agree, for the final payment of the purchase price, conveyance of property, and adjustments of all other values.

     Section 5.2. CONDITIONS OF PARTIES' OBLIGATIONS. All obligations of Purchaser and Seller under this Agreement are subject to the fulfillment prior to or at the closing of each of the following conditions, any one or more of which may be waived by mutual consent of the parties:

     (A) Seller and Purchaser shall have performed and complied with all agreements, conditions and representations herein required to be performed or complied with by them prior to or on the date of closing.

     (B) All agreements pertaining to the operation of the Business, if any, shall be approved for transfer.

     (C) All franchises, franchise contracts, contracts, contract rights, accounts receivable, trademarks, trade names, service marks, and other Assets that are transferred pursuant to this Agreement shall be transferred at closing.

     Section 5.3. EVENTS AT CLOSING. At the closing, the following events shall occur:

     (A) Purchaser shall execute and deliver the Promissory Note attached hereto as Exhibit ".B."

     (B) Seller shall deliver to Purchaser such other documents, keys, and the like as are required to run the Business.

     (C) Seller shall deliver to Purchaser a Bill of Sale conveying title to all Business Assets.

     (D) Each party shall deliver to the other such other documents, certificates and the like as are reasonably required to perfect the transaction contemplated hereby.

                                    ARTICLE VI
                                     REMEDIES

     Section 6.1. The Purchaser shall not assume and shall not be obligated to pay any liability or obligation of the Seller or any lien or encumbrance on the Assets except the liability specifically and expressly assumed by the Purchaser under this Agreement. The Seller agrees to indemnify, defend and hold the Purchaser harmless from and against any loss or liability (including reasonable attorney's fees) arising out of; or resulting from, operation of the Business prior to the date of closing, including but not limited to all obligations and liabilities of the Seller, except any liability which the Purchaser has agreed to pay or assume; and from and against any and all loss, liability or deficiency (including reasonable attorney's fees) arising out of or resulting from any misrepresentation, breach of warranty or covenant of the Seller under this Agreement, or under any certificate, agreement, appendix, schedule or instrument furnished to the Purchaser pursuant to this Agreement or in connection with any of the transactions contemplated hereby. The above notwithstanding, the Seller shall have no responsibility for breach of a representation or warranty, or for failure to perform any covenant under this Agreement unless Purchaser gives Seller written notice of any such claim prior to the expiration of six months following the date such claim arises, or six months following the date of discovery or the date such claim should have been discovered with reasonable diligence.

     Section 6.2. The Purchaser shall notify the Seller in writing after the occurrence of any event or the discovery of any fact which, in its opinion, entitles or may entitle it to indemnification under this paragraph, provided that the failure to give such notice shall not affect the liability of the Seller under this paragraph except to the extent that it can prove that a failure to give such notice adversely affects to a material degree its ability to defend itself against a claim or to cure a default giving rise to a claim. With respect to a threatened or asserted claim by third parties, the Seller, subject to the provisions of this paragraph, shall, at its expense, promptly defend such claim in a manner which would be required by the exercise of reasonable prudence by counsel of its own choosing acting in the exercise of its reasonable discretion. The Purchaser shall cooperate with the Seller in such defense, but the Purchaser shall not be required to incur any expense.

     Section 6.3. If the Seller, within a reasonable time after notice of claim, fails to defend the Purchaser in a manner which would be required by the exercise of reasonable prudence, in the judgment of the Purchaser acting in the exercise of its reasonable discretion, the Purchaser shall be entitled to undertake the defense, compromise or settlement at the expense of and for the account and risk of the Seller.

     Section 6.4. The Purchaser agrees to indemnify, defend and hold the Seller harmless from and against any loss or liability arising out of, or resulting from, operation of the Business of the Purchaser from and after the closing date (including the liabilities assumed by the Purchaser); and from and against any and all loss, liability or deficiency (including reasonable attorney's fees) arising out of, or resulting from, any misrepresentation, breach of warranty or covenant of the Purchaser under this Agreement or under any certificate, agreement, appendix, schedule or instrument furnished to the Seller pursuant to this Agreement or in connection with any of the transactions contemplated hereby, provided that the following limitations shall be applicable:

     (A) The Seller will notify the Purchaser in writing after the occurrence of any event, or the discovery of any fact which, in its opinion, entitles it or may entitle it to indemnification under this paragraph, provided that the failure to give such notice shall not affect the liability of the Purchaser under this paragraph except to the extent it can prove that the failure to give such notice adversely affected to a material degree its ability to defend against a claim or to cure a default giving rise to a claim. With respect to asserted or threatened claims by third parties, the Purchaser, at its expense, shall promptly defend such claim in a manner which would be required by the exercise of reasonable prudence by counsel of its own choosing acting in the exercise of its reasonable discretion. Without the written consent of the Seller (which shall not be unreasonably withheld), the Purchaser will not settle or compromise any claim or consent to the entry of any judgment which does not include as an unconditional term thereof, the giving by the claimant or plaintiff to the Seller of a release of all liability in respect to such claim.

     (B) If the Purchaser, within a reasonable time after notice of claim, fails to defend the Seller in a manner required by reasonable prudence, the Seller shall be entitled to undertake the defense, compromise or settlement of such claim at the expense of and for the account and risk of the Purchaser.

     Section 6.5. The Purchaser shall have no liability for breach of a representation or a warranty or failure to perform any covenant under this Agreement unless the Seller gives Purchaser written notice of a claim prior to the expiration of six months from the date of this Agreement, or unless the claim relates to a tax liability, or unless the claim was not known or discoverable by Seller with reasonable diligence within such six month period, in which event notice must be given within six months following the date of discovery, or the date such claim should have been discovered with reasonable diligence.

     Section 6.6. If, after the closing, any claim is asserted against Purchaser or the Assets as a result of an unsatisfied obligation of Seller, then Purchaser will notify Seller of such claim and, within ten days following such notification, Seller shall commence proceedings to contest the claim or to defend the Purchaser against the claim. If Seller fails to contest or defend the claim, or if contested, a final and nonappealable order in favor of the claimant is entered, then Purchaser may pay the claim and set off the amount paid against all sums due on the notes delivered to Seller at the closing.

     Section 6.7. Any dispute regarding indemnification shall be resolved by arbitration conducted pursuant to the Rules of the American Arbitration Association. The arbitrator shall be selected by agreement of the parties, but if they cannot agreed within twenty days of any objection to a claim for indemnification, or if not objection is made thereto prior to twenty following the demand, the selection shall be made pursuant to the Rules of the American Arbitration Association. Any award rendered by an arbitrator shall be conclusive and binding on the parties hereto. The parties shall each pay their own expenses of arbitration and the expense of the arbitrator shall be shared one-half by the Purchaser and one-half by the Seller, provided that the arbitrator shall be entitled to award the prevailing party reasonable expenses (including reasonable legal fees and costs) from the other party.

     Section 6.8. DEFAULT AND TERMINATION. In the event of default by either party, the remedies upon default are as set forth below, unless otherwise provided in this Agreement.

     (A) If Seller is in Default. Purchaser may elect to treat this Agreement as terminated, in which case all payments and things of value received hereunder shall be returned to Purchaser.

     (B) If Purchaser is in Default. Seller may elect to treat this Agreement as terminated, in which case all payments and things of value received hereunder shall be forfeited and retained on behalf of Seller, and Seller may recover such damages as may be proper.

     (C) Anything to the contrary herein notwithstanding, in the event of any litigation arising out of this Agreement, the court may award to the prevailing party all reasonable costs and expense, including attorney's fees.

                                   ARTICLE VII
                                   RISK OF LOSS

     In the event the premises shall be damaged by fire or other casualty prior to the time of final closing, Seller shall bear the risk of loss and shall be obligated to repair the same before the final date of closing as adjusted. Seller shall be entitled to all the credit for the insurance proceeds resulting from any such damage. Should any fixtures or services fail between the date of this Agreement and the date of possession or the date of delivery of assignment, whichever shall be earlier, then the Purchaser shall be responsible for the repair or replacement of such fixtures or services with a unit of similar size and quality, or an equivalent credit. Purchaser acknowledges that it is purchasing all Assets on an "AS IS" basis as of the date of this Agreement. Purchaser shall be responsible for the general upkeep and repair of the premises.

                                   ARTICLE VIII
                                   MISCELLANEOUS

     Section 8.1. BINDING ON PARTIES. This Agreement shall be binding upon and inure to the benefit of Purchaser and Seller and their respective heirs, personal representatives, successors and assigns.

     Section 8.2. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties and may not be modified in any manner except by an instrument in writing signed by all parties.

     Section 8.3. PARAGRAPH HEADINGS. The paragraph headings are inserted only for convenient reference and do not define, limit or prescribe the scope of this Agreement or any Exhibit attached hereto.

     Section 8.4. TIME. Time is of the essence herein, and all payments and other conditions herein must be made at the time specified herein.

     Section 8.5. GOVERNING LAW. This Asset Purchase Agreement shall be construed in accordance with and governed by the laws of the State of Colorado.

     Section 8.6. COUNTERPARTS. This Asset Purchase Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original.

     Section 8.7. EXPENSES. Each party shall pay all of its own expenses in connection with the preparation and performance of this Asset Purchase Agreement.

     Section 8.8. COMMISSIONS. The parties warrant that there are no commissions or finders fees due and owing as a result of this transaction. Each party agrees to hold the other party harmless from any liability for payment of any commission or finders fee.

     IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the day and year first above written.

                                 PURCHASER

                                 Robert D. Palmer, Jr.
                                 WRAPSTERS ACQUISITIONS CORP.
                                 By: Robert Palmer
                                 Title: President

                                 SELLER

                                 William G. Norton
                                 By: William G. Norton
                                 Title: President


                             EXHIBIT A
                    ASSET PURCHASE AGREEMENT


                             EXHIBIT B
                    ASSET PURCHASE AGREEMENT

                         PROMISSORY NOTE

Principal Amount:   $400,000.00                               DENVER, COLORADO
                                                       DATE: October ___, 1999

FOR VALUE RECEIVED, WRAPSTERS ACQUISITIONS CORP., a Colorado Corporation, (hereinafter "Maker"), promises to pay 1 POTATO 2, INC., (hereinafter "Holder"), its successors and assigns, or order, the principal sum of $400,000.00 with interest on the unpaid balance from the date hereof; until paid, at the rate of 7.5% per annum.

Principal and interest shall be payable at such place as Holder may designate, in equal semi-annual installments of principal and simple interest due on the six (6) month anniversary of the signing of this note and each six-month anniversary thereafter, which shall be due, without demand on each such six-month anniversary thereafter for a term of five (5) years, until this note shall be paid in full, as follows:

     1st Payment    $55,000.00
     2nd Payment    $53,500.00
     3rd Payment    $52,000.00
     4th Payment    $50,500.00
     5th Payment    $49,000.00
     6th Payment    $47,500.00
     7th Payment    $46,000.00
     8th Payment    $44,500.00
     9th Payment    $43,000.00
     10th Payment   $41,500.00

If any payment required by this Note is not paid in full, including late charges, within ten (10) days after the payment is due, the entire principal amount of the Note outstanding, and accrued interest thereon, may be Accelerated without notice, at the option of the Holder and, upon Acceleration, shall at once become due and payable at the option of the Holder.

Maker may prepay the principal amount outstanding under this Note, in whole or in part, at any time during the term of this Note, without penalty. Any partial prepayment shall be applied against the principal amount outstanding and shall not postpone the due date of any subsequent payments or change the amount of such payments.

This Note shall be the joint and several obligation of Maker and all other makers, sureties, guarantors, endorsers, and their successors and assigns.

Any notice to Maker provided for in this Note shall be in writing and shall be given and be effective upon (1) delivery to Maker, or (2) by mailing such notice by first class mail, to Maker at Maker's last known address, or to such other address as Maker may designate by notice to Holder. Any notice to Holder shall be in writing and shall be given and be effective upon (1) delivery to Holder, or (2) by mailing such notice by first class mail, to the Holder at Holder's last known address, or to such other address as Holder may designate by notice to Maker.

The obligation of the Maker under this Note shall not be transferred or assigned, without the express written consent of the Holder, which consent the Holder may reasonably withhold.

This Note has been executed and delivered in Colorado and all questions and disputes regarding the validity, enforcement, interpretation and construction of its terms and provisions shall be determined in accordance with the local laws and decisions of the State of Colorado. Maker hereby waives any right to transfer or change the venue of any litigation brought against Maker by Holder in accordance with this paragraph.

Maker, Maker, endorser, guarantors, sureties, accommodation parties and all other persons liable for all or any part of the indebtedness evidenced by this Note, or the performance of the covenants contained herein, jointly and severally waive diligence, presentment, protest, and demand, and also notice of protest, dishonor, and maturity; and consent to any and all renewals, extensions or modifications of the terms of this Note, including time for payment and further agree that any such renewal, extensions or modifications of the terms of this Note, including time for payment and further agree that any such renewal, extension, modification of the terns of the Note shall not affect the liability of any of said parties for the indebtedness evidenced by this Note; and any such renewals, extensions or modifications may be made without notice to any of said parties.

Words in this Note in one gender shall be deemed to include other genders, and the singular shall be deemed to include the plural and the plural the singular where appropriate.

No failure by the Holder to strictly enforce any term or provision of this Note, including the acceptance by the Holder of any late or partial payment, shall operate or be construed or interpreted as a waiver of any default or of the Holder's right to Accelerate this Note or take any other action to which the Holder is entitled under the terms of this Note.

This Note shall be binding upon and enforceable against the Maker as well as the Maker's respective heirs, devisees, representatives, transferees, successors, and assigns.

                                  MAKER:

                                  By:
                                  WRAPSTERS ACQUISITIONS CORP.
                                  By:
                                  Title:



MALL OF AMERICA EQUIPMENT LIST
1.   Storefront Sign                  Local
2.   Custom cabinet                   O'Keefe Cabinet
3.   P.O.S. Terminal (4)              Sharp 3100
4.   P.O.S. Monitor (3)               Sharp
5.   P.O.S. Controller (3)            Sharp
6.   Hot Food Table                   Delfield #8731
7.   Steam Table                      Wells
8.   Work Table                       NSF Approved
9.   Cold Food Table (4 Well)         Delfield 14260-24
10.  Sneeze Guard (8'0")              Custom/Palm
11.  Custom Cabinet (Pick-up)         O'Keefe Cabinet
12.  Custom Cabinet (Microwaves)      O'Keefe Cabinet
13.  Microwave Ovens (9)              Amana #RC-14SE 1400 Watt
14.  Under Counter Refrigerator       Delfield 4048 w/SS
                                      top and b-splash (2 door)
15.  U/C Fridge                       Delfield #402 (1 door)
16.  Deep Fryer 3 ea. - Gas
     w/quick disc.                    Frymaster GE-14SD 35lb.
17.  Exhaust Hood (Fryers) (5'0")     Ansul/Captive Ave
18.  Blanching Rack -- 2 ea.          New Age 1210
19.  Custom Cabinet (Drinks)          O'Keefe Cabinet
20.  Iced Tea Dispenser               Curtis
21.  Coffee Brewer                    Bunnmatic, Brewmatic
22.  Neon Script Signs                Local
23.  Neon Fry Sign/Neon Potato        Zuleen Design
24.  Neon Smothered Mashed Potatoes   Juleen Design
25.  Lite Writer
26.  Menu Board - 10 panel            O'Keefe Cabinet

                           MALL of AMERICA EQUIPMENT LIST
                                      (continued)

27.  Hand Sink (w/faucets) - ea.      Advance #7-PS-60    147.00
28.  Soap Dispenser - 2 ea.           Local
29.  2-Compartment Prep Sink          Advance             810.00
30.  Towel Dispenser - 2 ea.          Local
31.  Convection Oven (2)              Marathoner        5,667.00
32.  Exhaust Hood (Ovens)             Captive Ave
     4'6"x4'x2"
33.  Fire Protection System           Ansul or as req.
34.  Fire Extinguisher - 2 ea.        Local
35.  Ice Machine (600# or larger)     Manitowoc/series 1000
36.  Soft Drink System                Pepsi
37.  Reach-In Refrigerator            Delfield
38.  Reach-In Refrigerator (2 door)   Victory
39.  Reach-In Refrigerator (1 door)   Delfield
40.  Reach-In Freezer (I door)        Delfield
41.  Storage Shelves - 5 ea.          Metro Wire
42.  Wall Mounted Shelves - 10 ea.    Metro/Local
43.  Work Table w/Drawer - 2 ea.      NSF Approved
     5' and 4'
44.  Food Processor                   Hobart PD-35
45.  Fry Cutter/Mounting Rack         Nemco
46.  3-Compartment Sink               NSF Approved
47.  File Cabinets - 2 ea.            Local
48.  Chair                            Local
49.  Bulletin Board                   Local
50.  Floor Safe                       Local
51.  Time Clock                       Simplex
52.  Employee Lockers                 Local

                            RIDGEDALE EQUIPMENT LIST

1.   Storefront Sign                  Local
2.   Custom Cabinet (order)           O'Keefe Cabinet
3.   Sharp 3100 Registers (3)         #99014144
                                      #99014134
                                      #99014314
4.   P.O.S. Monitor (2)               Sharp/DPM
5.   P.O.S. Controller                Sharp/DPM
6.   Bev Disp/Ice Bin/Cup Disp        Pepsi
7.   Hot Food Table                   Delfield #8731 2-Well
                                      Drop-In Hot Food Unit -
                                      Add for drains & manifold
                                      SN #28207
8.   Work Table                       Custom 6'9" X 2'9"
                                      Stainless Steel Hot/Cold
                                      Counters w/cutouts for
                                      drop-ins, stainless legs
                                      & shelf below, stainless
                                      apron for mounting
                                      controls
9.   Cold Food Table                  Delfield #8145 3-Well
                                      Drop-In Cold Food Unit,
                                      (Wrapped rail const.)
                                      with 5 year warranty
                                      SN #28932
10.  Sneeze Guard                     Custom/Palm
11.  Custom cabinet (Pick-up)         O'Keefe Cabinet
12.  Custom Cabinet (Microwaves)      O'Keefe Cabinet
13.  Amana Microwave Ovens (6)        #AK51031592 #EE52300605
                                      #LF50642014
                                      #BK50642127
                                      #BK50642148
                                      #BK50642140
14.  Under counter Refrigerator       #229169-F, #255813T
                                      Delfield #406 Under-
                                      counter Refrigerator with
                                      5-year warranty
                                      SN #255813 - Add for
                                      3-1/2 casters

                             RIDGEDALE EQUIPMENT LIST
                                   (continued)

15.  Deep Fryer 3 ea.                 #9112FM0057
     w/quick disc.                    #9112FMOO59
                                      Frymaster GF-14SD Gas
                                      Fryer w/stainless steel
                                      front, fry pot, casters.
                                      SN #9303FM0325 - Add for
                                      3/4"x4'0" Quick
                                      Disconnect w/restraining
                                      cable - Add for stainless
                                      steel Connecting strips
                                      (2)
16.  Exhaust Hood (Fryers)            Ansul/Captive Ave
17.  Blanching Rack                   New Age 1210
18.  Custom Cabinet (Drinks)          O'Keefe Cabinet
19.  Iced Tea Dispenser               Curtis
20.  Coffee Brewer                    Bunnmatic, Brewmatic
21.  Neon Fry Sign                    Juleen Design
22.  Lite Writer                      Corporate office
23.  Menu Board                       O'Keefe Cabinet
24.  Hand Sink (w/faucets)            Advance - 7 -PS-60 S/S
25.  Soap Dispenser                   Local
26.  Towel Dispenser                  Local
27.  Convection Oven (2)              USED Montague #2-115A
                                      Double Deck Gas
                                      Convection Oven on
                                      casters. (USED #6683 and
                                      6684) - Add for 3/4"x
                                      4'0" Quick Disconnects
                                      (2) with restraining
                                      cable
28.  Exhaust Hood (Ovens)             Captive-Air 4'0" x 4'0"
                                      x 2'0" high Stainless
                                      Steel Exhaust Hood with
                                      baffle filters, light
29. Fire Protection System            Aqua Fog Factor Pre-piped
                                      Fire Protection System
                                      for exhaust hoods as
                                      required by the Fire
                                      Marshall

                                RIDGEDALE EQUIPMENT LIST
                                       (continued)

30.  Fire Extinguisher                Local
31.  Ice Machine                      Manitowoc #920463183
32.  Soft Drink System                Pepsi
33.  Reach-In Refrigerator            Hobart/Delfield
34.  Reach-In Freezer                 Hobart/Delfield
35.  Storage Shelves                  Metro Wire
36.  Wall Mounted Shelves             Metro/Local
37.  Spare
38.  Work Table w/Drawer              NSF Approved
39.  Food Processor                   Hobart PD-35.
40.  Fry Cutter/Mounting Rack         Nemco
41.  3-Compartment Sink               NSF Approved
42.  Produce Sink (If Req'd)          Custom 3'2"x2'3"
                                      Stainless Steel Produce
                                      sink with drainboard on
                                      right
43.  Desk                             Local
44.  Chair                            Local
45.  Bulletin Board                   Local
46.  Floor Safe                       Local
47.  Time Clock                       Simplex or equiv.
48.  Employee Lockers                 Local


                            BURNSVILLE EQUIPMENT LIST

1.   Storefront Sign                  Local
2.   Custom Cabinet
3.   P.O.S. Terminal (3)              Sharp 3100
4.   P.O.S. Monitor (2)               Sharp
5.   P.O.S. Controller                Sharp
6.   Hot Food Table                   Delfield #48334
7.   Cold Food Table
8.   Sneeze Guard                     Custom
9.   Custom Cabinet (Pick-up)
10.  Custom Cabinet (Microwaves)
11.  Microwave Ovens (6)              Amana RS14SE
12.  Under Counter Refrigerator       Delfield 402 w/SS
                                      top and b-splash
13.  Deep Fryer 3 ea.
     w/quick disc.                    Frymaster GF-14
14.  Exhaust Hood (Fryers)            Ansul
15.  Blanching Rack                   New Age 1210
16.  Custom Cabinet (Drinks)
17.  Iced Tea Dispenser               Curtis
18.  Coffee Brewer
19.  Neon script signs                Juleen Design
20.  Neon Fry Sign                    Juleen Design
21.  Lite Writer                      Corporate office
22.  Menu Board - 8 panel
23.  Hand Sink (w/faucets) - 1 ea.    Advance
24.  Soap Dispenser - 1 ea.           Local
25.  Towel Dispenser - 1 ea.          Local
26.  Convection Oven (2)              Hobart

                              BURNSVILLE EQUIPMENT LIST
                                    (continued)

27.  Exhaust Hood (Ovens)             Ansul
28.  Fire Protection System           Ansul
29.  Fire Extinguisher - 7. ea.       Local
30.  Ice Machine (400#)               Manitowoc
31.  Soft Drink System                Pepsi
32.  Reach-In Refrigerator (3 door)   Hobart
33.  Reach-In Refrigerator (2 door)
34.  Reach-In Freezer (1 door)        Hobart
35.  Storage Shelves - 4 ea.          Metro Wire
36.  Wall Mounted Shelves - 1 ea.     Metro/Local
37.  Work Table w/Drawer - 2 ea.      NSF Approved
     5' and 6'
38.  Food Processor                   Hobart PD-35
39.  Fry Cutter/Mounting Rack         Nemco
40.  3-Compartment Sink               NSF Approved
41.  Produce Sink                     NSF Approved
42.  Desk                             Local
43.  Chair                            Local
44.  Bulletin Board                   Local
45.  Floor Safe                       Local
46.  Time Clock                       Simplex
47.  Employee Lockers                 Local


FRANCHISES                                                              12/16/99
                                                             Store Telephone
Franchise Owner          Store Location                      & Store Manager

Dan Clarine              Southwest Plaza                     303/904-2624
385 Wellington Street    Space 2-C-499
North Glenn, CO 80234    8501 W. Bowles Ave.
                         Littleton, CO 80123                 Alliant - Denver

                         Crossroads Center                   320/529-8214
                         Space A-20
                         4101 W. Division Street             Reinhart-Marshall
                         St. Cloud, MN 56301

David & Laurie Ellis     Westminster Mall                    714/893-8334
31003 Wild Oak Drive     2104 Westminster Mall
P.O. Box 451             Westminster, CA 92683
Running Springs, CA 92382                                    Sysco - Los Angeles
                         909/867-3105 (H)
                         909/337-5199 (Postal Store)

John Farley              Oak Park Mall                       913/894-1713
4452 West 130th Terrace  11531 W. 95th St., PIP-B
Leawood, KS 66209        Overland Park, KS 66214             Reinhart-Cedar
                                                             Rapids

Richard Heinen           Southridge Mall                     414/421-3250
N58 W33138 Road M        5300 S. 76th St., Space 775
Nashotah, WI 53058       Greendale, MI 53129                 Sheila Sidebottom

414/966-1092 (H)         East Towne Mall                     608/244-1543
414/491-6094 (Cell       231 East Towne Mall
414/966-7008 (O) & (Fax) Madison, WI 53704

                         West Towne Mall                     608/833-2368
                         108 West Towne Mall
                         Madison, WI 53719
                                                             Reinhart -
                         Mayfair Mall                        Oak Creek
                         2500 N. Mayfair Rd., Space 709
                         Wauwatosa, W I 53226
                         414/257-9083 co-owned w/R.Wiarda

Patricia A. Goyette      Fox River Mall                      920/735-9630
2661 Northern Rd., # F   4301 W. Wisconsin Avenue
Appleton, WI 54914       Appleton, WI 54915

920/830-6565 (H)                                             Reinhart-
920/739-3566 (H) (Charlie Yonts)                             Shawano

Leo & Michele Hunstiger  Oxmoor Center                       502/339-9410
8818 Linn Station Rd     7900 Shelbyville Road
Louisville, KY 40222     Space MF-9                          Gary Carter
                         Louisville, KY 40222
502/426-9484 (H)                                             Alliant -
502/      Steak Escape                                       Indianapolis

Nasir Jamal/Najmee Khan  Southridge Mall (pending 11/1)      414/421-3250
1210 Pippin Court        5300 S. 76th St., Space 775
Mequon, WI 53092         Greendale, WI 53129

414/241-9758 (H)
414/241-0498 (Fax)       The Grand Avenue
414/651-4328             275 W. Wisconsin Avenue             Reinhart -
                         Space 3117                          Oak Creek
                         Milwaukee, WI 53203

Lee Kayyali              Brea Mall                           714/990-8439
5807 Topanga Canyon Blvd.2166 Brea Mall Way
#M103                    Space 204
Woodland Hills, CA 91367 Brea, CA 92821                      Sysco -
714/990-0440                                                 Los Angeles
714-990-0694 fax

Ahmed Koubaytari         City Center                         612/332-4481
10493 Sherman Drive      327 City Center
Eden Prairie, MN 55347   40 South 7th Street
                         Minneapolis, MN 55402

                         Burnsville Center                   -5083.593103
                         113 Burnsville Center               Reinhart -
                         Burnsville, MN 55337                Rogers

Ae Soon & Maing Lee      Northbrook Center                   847/480-0470
717 Price Lane           2256 Northbrook Center
Deerfield, IL 60015      Northbrook, IL 60062                Reinhart -
(847) 940-7542 (H)                                           Oek Creek

Roberto Made             Topanga Plaza                       818/887-1908
Ovidio Covarrubia        6600 Topanga Canyon Blvd.
                         Space 1-F                           Sysco- Los Angeles

Ed & Julie Murphy        Eastridge Mall                      307/234-0205
330 Jessie Avenue        601 Wyoming Blvd.
P.O. Box 263             Space 189
Maynard, MN 56260        Casper, WY 82609                    Stephanie LeClair

320/367-2475 (H)         Impact Plastics Advert., Inc.
320/847-2355 (O)         223 SouthEast First Avenue
320/367-2377 (Fx)        Box 550                             Alliant - Denver
                         Clara City, MN 56222

William M. Norton        Oakwood Mall                        715/831-1646
920 Oxford Avenue, #10   Unit #210
Eau Claire, WI 54701     4800 Golf Road
                         Eau Claire, WI 54701
715/830-2472 Pager)
612/925-4243 (Bill G)
William G. Norton
4829 Minnetonka Blvd, Suite 202                              Reinhart - Lacrosse
St. Louis Park, MN 55416

Ed Olson                 Maplewood Mall                      0.870320856
4349 Beaver Dam Road     3001 White Bear Ave.
Eagan, MN 55122          Space 2312                          Reinhart - Rogers
                         Maplewood, MN 55109

Young & David Park       Spring Hill Mall                    847/428-1433
1073 Skokie Ridge Road   1060 Spring Hill Mall               Reinhart-Oak Creek
Glencoe, IL 60022-1143   West Dundee, IL 60118

Robert Roos              Apache Mall                         507/252-0711
804 SE 140th Avenue      403 Apache Mall
Eyota, MN 55934          Rochester, MN 55902                 Reinhart-Rogers
507/545-2324 (H)         507/529-9182(W)                     (507)545-2307 fax

Hohn/Holly Rosenberger   Westroads Mall                      402/398-1802
811 So. Harrison Street  Space FC3
Papillion, NE 68046-2521 Dodge Street & Regency Pkwy.        Christine M.
                         Omaha, NE 68114
402/592-9275 (H)
402/690-3050 (Holly Car Phone) Oak View Mall                 402/330-0788
402/690-2580 (John Cellular)   3001 S. 144th Street Space VC3
402/339-9043 (John Fax)-Office Omaha, NE 68144               Reinhart-Marshall

Ebrahim/Leyla Shahisaman    Montclair Plaza                  714/625-1339
Alta Loma, CA 91701         2040 Montclair Plaza             S.D. 825
                            Montclair, CA 91763
909/944-5099 (H)
                            Acct: Stephen Garakanian
                            714/261-7727 (Office)            Sysco-Los Angeles
                            714/261-7797 (Fax)

Robert Wiarda               Empire Mall                      605/361-3412
47512-248th Street          1740 Empire Mall
Dell Rapids, SD 57022       Sioux Falls, SD 57116-1740       Robert Wiarda
605/428-5690 (0-Home)
605/339-3557 (H)            605/428-5690 (fax)
605/361-7714 (0)            EIN#46-0393369                   Reinhart-Marshall
                            State Tax #1-97026883-M &
                            97-RS-0039260

Bob/Chris Wigman            Bay Park Square                  920/490-4632
1300 Longtail Beach Road    207 Bay Park Square
Suamico, WI 54173           Green Bay, WI 54304              Laurie Anderson

920/434-9000 (H)                                             Reinhart-Shawano
920/434-9077 (Fax)

Tom/Sandra Woodward         Fashion Show                     702/369-1656
4630 Dennis Way             3200 Las Vegas Blvd. S.          S.D. 810
Las Vegas, NV 89121         Space #2
                            Las Vegas, NV 89109              Susan Woodward
702/451-2303 (H)
702/451-9859 (Fax)


                                PROMISSORY NOTE

Principal Amount    $400,000.00                               DENVER, COLORADO
                                                       DATE: November 10, 1999

     FOR VALUE RECEIVED, WRAPSTERS ACQUISITIONS CORP., a Colorado Corporation, (hereinafter "Maker"), promises to pay 1 POTATO 2, INC., (hereinafter "Holder"), its successors and assigns, or order, the principal sum of $400,000.00 with interest on the unpaid balance from the date hereof, until paid, at the rate of 7.5% per annum.

     Principal and interest shall be payable at such place as Holder may designate, in equal semiannual installments of principal and simple interest due on the six (6) month anniversary of the signing of this note and each six-month anniversary thereafter, which shall be due, without demand on each such six-month anniversary thereafter for a term of five (5) years, until this note shall be paid in full, as follows:

     1st Payment    $55,000.00
     2nd Payment    $53,500.00
     3rd Payment    $52,000.00
     4th Payment    $50,500:00
     5th Payment    $49,000.00
     6th Payment    $47,500.00
     7th Payment    $46,000.00
     8th Payment    $44,500.00
     9th Payment    $43,000.00
     10th Payment   $41,500.00

     If any payment required by this Note is not paid in full, including late charges, within ten (10) days after the payment is due, the entire principal amount of the Note outstanding, and accrued interest thereon, may be Accelerated without notice, at the option of the Holder and, upon Acceleration, shall at once become due and payable at the option of the Holder.

     Maker may prepay the principal amount outstanding under this Note, in whole or in part, at any time during the term of this Note, without penalty. Any partial prepayment shall be applied against the principal amount outstanding and shall not postpone the due date of any subsequent payments or change the amount of such payments.

     This Note shall be the joint and several obligation of Maker and all other makers, sureties, guarantors, endorsers, and their successors and assigns.

     Any notice to Maker provided for in this Note shall be in writing and shall be given and be effective upon (1) delivery to Maker, or (2) by mailing such notice by first class mail, to Maker at Makers last known address, or to such other address as Maker may designate by notice to Holder. Any notice to Holder shall be in writing and shall be given and be effective upon (1) delivery to Holder, or (2) by mailing such notice by first class mail, to the Holder at Holders last known address, or to such other address as Holder may designate by notice to Maker.

     The obligation of the Maker under this Note shall not be transferred or assigned, without the express written consent of the Holder, which consent the Holder may reasonably withhold.

     This Note has been executed and delivered in Colorado and all questions and disputes regarding the validity, enforcement, interpretation and construction of its terms and provisions shall be determined in accordance with the local laws and decisions of the State of Colorado. Maker hereby waives any right to transfer or change the venue of any litigation brought against Maker by Holder in accordance with this paragraph.

     Maker, endorser, guarantors, sureties, accommodation parties and all other persons liable for all or any part of the indebtedness evidenced by this Note, or the performance of the covenants contained herein, jointly and severally waive diligence, presentment, protest, and demand, and also notice of protest, dishonor, and maturity; and consent to any and all renewals, extensions or modifications of the terms of this Note, including time for payment and further agree that any such renewal, extensions or modifications of the terms of this Note, including time for payment and further agree that any such renewal, extension, modification of the terms of the Note shall not affect the liability of any of said parties for the indebtedness evidenced by this Note; and any such renewals, extensions or modifications may be made without notice to any of said parties.

     Words in this Note in one gender shall be deemed to include other genders, and the singular shall be deemed to include the plural and the plural the singular where appropriate.

     No failure by the Holder to strictly enforce any term or provision of this Note, including the acceptance by the Holder of any late or partial payment, shall operate or be construed or interpreted as a waiver of any default or of the Holder's right to Accelerate this Note or take any other action to which the Holder is entitled under the terms of this Note.

     This Note shall be binding upon and enforceable against the Maker as well as the Makers respective heirs, devisees, representatives, transferees, successors, and assigns.

                                  MAKER:

                                  By: Robert D. Palmer. Jr.
                                  WRAPSTERS ACQUISITIONS CORP.
                                  By: Robert D. Palmer, Jr.
                                  Title: President